PAUL J. COUCHOT -- State Bar No. 131934
pcouchot@winthropcouchot.com
GARRICK A. HOLLANDER -- State Bar No. 166316
ghollander@winthropcouchot.com
PAYAM KHODADADI -- State Bar No. 239906
pkhodadadi@winthropcouchot.com
WINTHROP COUCHOT
PROFESSIONAL CORPORATION
660 Newport Center Drive, Suite 400
Newport Beach, CA 92660
Telephone: (949) 720-4100
Facsimile: (949) 720-4111

General Insolvency Counsel for
Debtors and Debtors-in-Possession

FILED & ENTERED

AUG 11 2011

CLERK U.S. BANKRUPTCY COURT
Central District of California
BY nbolte DEPUTY CLERK

CHANGES MADE BY COURT

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

SANTA ANA DIVISION

In re:

☐ COMPOSITE TECHNOLOGY CORPORATION, a Nevada corporation,

☐ CTC CABLE CORPORATION, a Nevada corporation,

☐ STRIBOG INC., a Nevada corporation,

☐ CTC RENEWABLES CORPORATION, a Nevada corporation,

☒ All Debtors.

Debtors and Debtors-in-Possession.

Case No. 8:11-bk-15058 SC

Jointly Administered with Case Nos. 8:11-bk-15059 SC and 8:11-bk-15065 SC and 8:11-bk-15130-SC

Chapter 11 Proceedings

ORDER GRANTING DEBTORS' MOTION (1) APPROVING THE SALE OF SUBSTANTIALLY ALL ASSETS OF THE ESTATE FREE AND CLEAR OF LIENS, CLAIMS, AND INTERESTS PURSUANT TO 11 U.S.C. § 363; (2) AUTHORIZING THE ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS; AND (3) AUTHORIZING THE REJECTION OF THE DEBTOR'S INTERESTS, IF ANY, IN CERTAIN EXECUTORY CONTRACTS

DATE: August 4, 2011
TIME: 10:00 a.m.
PLACE: Courtroom 5C
411 West Fourth St.
Santa Ana, CA

On August 4, 2011 at approximately 10:00 a.m., a hearing ("Sale Hearing") was held to consider the Debtors' Motion for Order (1) Approving the Sale of Substantially All of the Assets of the Estate Free and Clear of Liens, Claims, and Interests Pursuant to 11 U.S.C. § 363; and (2) Authorizing the Assumption and Assignment of Certain Unexpired Leases and Executory Contracts; and (3) Authorizing the Rejection of the Debtors' Interests, if any, in Certain Executory Contracts ("Motion") filed by Composite Technology Corporation, a Nevada corporation, CTC Cable Corporation, a Nevada corporation ("CTC Cable"), Stribog Inc., a Nevada corporation, CTC Renewables Corporation, a Nevada corporation, the debtors and debtors-in-possession in the above-entitled Chapter 11 cases (collectively, the "Debtors"), before the Honorable Scott Clarkson, United States Bankruptcy Judge. Garrick A. Hollander, Esq. of Winthrop Couchot Professional Corporation appeared on behalf of the Debtors. Robbin L. Itkin, Esq. and Katherine C. Piper, Esq. of Steptoe & Johnson, LLP, counsel for the Official Committee of Creditors Holding Unsecured Claims ("Committee"), appeared on behalf of the Committee. Leo D. Plotkin, Esq. of Levy, Small & Lallas appeared on behalf of Partners for Growth II, LP. ("PFG"). James O. Johnston and Alek Strygin of Dewey & LeBouef LLP appeared on behalf of CTC Acquisition Corp., a Delaware corporation ("Purchaser").[1] Other appearances were as reflected on the record.

The Court having reviewed the notice of Motion and Motion, the memorandum of points and authorities and declarations in support thereof, the documents and pleadings on file before this Court, all judicially noticeable facts, the arguments and representations of counsel, and such other evidence as was presented at the scheduled hearing, and after finding that this Court has jurisdiction to (i) approve the sale of the Assets[2] by the Debtors to Purchaser free and clear of liens, claims, interests, and encumbrances, and (ii) authorize the Debtors, on behalf of their bankruptcy estates, to enter into and perform in accordance with that certain Asset Purchase Agreement between the Debtors and Purchaser dated August 4, 2011, attached as Exhibit "1" to the Exhibits to Sale Order and Findings of Fact and Conclusions of Law filed concurrently

---

[1] Since the Sale Hearing, Purchaser has changed its name to CTC Cable Corporation.

[2] All terms not otherwise defined herein shall have the meanings ascribed to them in this Court's Findings of Fact and Conclusions of Law filed concurrently herewith or in the Agreement.

herewith, including all exhibits and schedules (the "Agreement"); and it appearing that the legal and factual bases set forth in the Motion and at the Sale Hearing establish just cause for the relief granted herein; and after due deliberation, and sufficient good cause appearing therefor,

IT IS ORDERED, ADJUDGED AND DECREED THAT:

A. General Provisions.

1. The Motion and the relief requested therein is granted and approved in its entirety, subject to the terms and conditions set forth in this Order. This Court's findings of fact and conclusions of law filed concurrently herewith (the "Findings") and set forth in the Sale Procedures Order and on the record of the related hearing, are incorporated herein by this reference.

2. Any objections to the Motion, or the relief requested herein that have not been withdrawn, waived, or settled as announced by this Court at the Sale Hearing, and all reservations of rights included therein, are hereby denied and overruled on the merits with prejudice.

3. Notice of the Sale Hearing was fair, proper and sufficient under the circumstances and complied in all respects with 11 U.S.C. § 102(1) and Bankruptcy Rules 2002, 6004, and 6006 and the Local Rules.

B. Approval of the Agreement and of the Sale.

1. The Agreement and the terms, conditions, and transactions contemplated by the Agreement and all other ancillary documents are hereby approved in all respects. The Debtors are hereby authorized and directed under 11 U.S.C. §§ 105(a) and 363(b), (c), (f), (m) and (n) to sell the Assets to the Purchaser without further order of this Court.

2. The Debtors are hereby authorized, empowered, and directed to (i) perform under, consummate, and implement the Agreement, (ii) execute all additional instruments and documents that may be reasonably necessary or desirable to implement the Agreement and the transactions contemplated thereby, (iii) take all further actions as may be necessary or appropriate for the purposes of assigning, transferring, granting, conveying, encumbering or transferring the Assets as contemplated by the Agreement, and (iv) take

Order#58746#16e28847-eaef-482b-8a44-a82ab03bd679

such other and further steps as are contemplated by the Agreement or reasonably required to fulfill the Debtors' obligations under the Agreement, all without further order of this Court.

3. The Purchaser shall not be required to seek or obtain relief from the automatic stay under 11 U.S.C. § 362 to enforce any of its remedies under the Agreement or any other sale-related document. The automatic stay imposed by 11 U.S.C. § 362 is modified solely to the extent necessary to implement the preceding sentence and the other provisions of this Order.

4. The validity of the sale approved hereby shall not be affected by the appointment of a trustee or successor trustee, the dismissal of the above-captioned bankruptcy cases, or its conversion to another chapter under title 11 of the United States Code. This Order shall be binding in all respects upon the Debtors, their bankruptcy estates, all creditors of, and holders of equity interests in, the Debtors, all holders of liens, claims or other Interests in, against or on all or any portion of the Assets (whether known or unknown), the Purchaser, and all successors and assigns of the Purchaser upon conversion of the Debtors' bankruptcy cases from chapter 11 to chapter 7. This Order and the Agreement shall inure to the benefit of the Debtors' bankruptcy estates and their creditors, the Purchaser and the respective successors, assigns and grantees.

The sale of the Assets is not subject to avoidance pursuant to 11 U.S.C. § 363(n).

C. Transfer of Assets. Pursuant to 11 U.S.C. §§ 105(a), 363(b), 363(f), 365(b) and 365(f), the Debtors are authorized to sell the Assets to Purchaser in accordance with the Agreement, and transfer, assign and convey the Assets to the Purchaser on the Closing Date. Upon the Debtors' receipt of the Purchase Price, such sale, transfer, assignment and conveyance shall constitute a legal, valid, binding, and effective sale, transfer, assignment and conveyance of such Assets, which shall vest Purchaser with all right, title, and interest of the Debtors to the Assets, free and clear of all (i) deeds of trust, mortgages, liens and encumbrances relating to, accruing or arising any time prior to the Closing Date, (ii) all debts arising under, relating to, or in connection with any act of the Debtors or claims (as that term is defined in 11 U.S.C. § 101(5)),

liabilities, obligations, demands, guaranties, options, rights, contractual commitments, restrictions, interests, duties, covenants, actions, causes of action and liabilities of any kind and nature, whether arising prior to or subsequent to the commencement of these bankruptcy cases, whether known or unknown, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, secured or unsecured, senior or subordinate, legal or equitable, or created or imposed by the Agreement, understanding, judgment, law, equity or otherwise, including pursuant to any theory of successor liability, successor-in-interest liability, transferee liability, environmental law, anti-trust law, labor law, de facto merger, mere continuation, or substantial continuity (collectively, "Claims"), relating to, accruing or arising any time prior to the Closing Date, and (iii) other Interests, including but not limited to, successor or successor-in-interest liability and Claims, with all such liens, Claims or other Interests to attach to the proceeds of the sale with the same validity, force and effect, and in the same priority, validity, and scope as of the petition date of the Debtors' bankruptcy cases subject to any rights, claims and defenses the Debtors or their bankruptcy estates, as applicable, may possess with respect thereto. Such liens, Claims and Interests are collectively referred to as the "Released Liens, Claims and Interests." Notwithstanding anything to the contrary herein, the term "Released Liens, Claims and Interests" as used in this Order shall not include and the sale shall not be free and clear of (i) the Assumed Liabilities, (ii) the Permitted Encumbrances, (iii) the liens of PFG in the Assets securing the obligations that are assumed by the Purchaser pursuant to the Secured Creditor Agreement and the liens granted by Purchaser to PFG pursuant to the Secured Creditor Agreement, which liens shall transfer with the Assets; or (iv) the liens granted by Purchaser to the Debtors' estates pursuant to the Secured Creditor Agreement and Paragraph X of this Order.

D. Injunction. All persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax, police and regulatory authorities, lenders, trade creditors, judgment holders, litigation claimants and other creditors, holding liens, Claims or other Interests of any kind or nature whatsoever against or in all or any portion of the Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, liquidated or unliquidated, senior or subordinate), arising under or out of, in

connection with, or in any way relating to the Debtors, the Assets, the operation of the Debtors' business prior to the Closing Date or the transfer of the Assets to the Purchaser, hereby are permanently barred, estopped and enjoined from asserting against the Purchaser, the Purchaser's successors or assigns, or the Assets, any such persons' or entities' Released Liens, Claims or Interests in and to the Assets, including, without limitation, the following actions: (i) commencing or continuing in any manner any action or other proceeding against the Purchaser, any of its affiliates, its successors, assets or properties; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Purchaser, any of its affiliates, its successors, assets or properties; (iii) creating, perfecting, or enforcing any lien or other Claim against the Purchaser, any of its affiliates, its successors, assets, or properties; (iv) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due the Purchaser, any of its affiliates or its successors; (v) commencing or continuing any action, in any manner or place, that does not comply or is inconsistent with the provisions of this Order or other orders of this Court, or the Agreements or actions contemplated or taken in respect thereof; or (vi) revoking, terminating or failing or refusing to transfer or renew any license, permit or authorization to operate any of the Assets or conduct any of the businesses operated on or through the Assets. All persons and entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtors to sell and transfer the Assets to the Purchaser in accordance with the terms of the Agreement and this Order.

E. Closing Payment. Notwithstanding anything herein to the contrary, a Closing Payment (as defined in the Asset Purchase Agreement) of $1,000,000 shall be paid to the Debtors upon Closing free and clear of all liens, Claims, Interests, and encumbrances of PFG, as first dollars used for payment of creditors (including administrative claimants) in the order of priority set forth in the Bankruptcy Code.

F. No Successor Liability. Except for the Assumed Liabilities, Permitted Encumbrances, and as otherwise expressly provided for in this Order or the Agreement, the Purchaser, its affiliates, members, or shareholders shall not have any liability or responsibility for any obligations of the Debtors arising under or related to the Assets. Without limiting the

generality of the foregoing, and except as otherwise specifically provided herein or in the Agreement, the Purchaser shall not be liable for any Claims against the Debtors or any of their predecessors, affiliates or insiders, and the Purchaser shall have no successor or vicarious liabilities of any kind or character, including, but not limited to, under any theory of antitrust, environmental, successor or transferee liability, labor law, *de facto* or other merger or consolidation, mere continuation, or substantial continuity, whether known or unknown as of the Closing Date, now existing or hereafter arising, whether fixed or contingent, whether asserted or unasserted, whether legal or equitable, whether liquidated or unliquidated, including, but not limited to, liabilities on account of warranties, liabilities relating to or arising from any environmental laws, and any taxes arising, accruing or payable under, out of, in connection with, or in any way relating to the operation of any of the Assets prior to the Closing Date.

G. Assumed Contracts.

1. The Debtors are authorized to assume the Assumed Contracts identified on Exhibit "2" to the Exhibits to Sale Order and Findings of Fact and Conclusions of Law, and to assign such contracts to the Purchaser pursuant to 11 U.S.C. §§ 365(a) and (f), and as otherwise set forth in the Bankruptcy Code.

2. Any provisions in any Assumed Contracts that prohibit or condition the assignment of such Assumed Contracts or allow the party to such Assumed Contracts to terminate, recapture, impose any penalty, condition on renewal or extension or modify any term or condition upon the assignment of such contract, constitute unenforceable anti-assignment provisions that are void and of no force and effect. There shall be no rent accelerations, assignment fees, increases or any other fees charged to the Purchaser or the Debtors as a result of the assumption and assignment of the Assumed Contracts. All other requirements and conditions under 11 U.S.C. §§ 363 and 365 for the assumption by the Debtors and assignment to the Purchaser of the Assumed Contracts have been satisfied. On the Closing Date, in accordance with 11 U.S.C. §§ 363 and 365, the Purchaser shall be fully and irrevocably vested with all right, title and interest of the Debtors under the Assumed Contracts. The failure of the Debtors or the Purchaser to enforce at any time one

or more terms or conditions of any Assumed Contract shall not be a waiver of such terms or conditions, or of the Debtors' and Purchaser's rights to enforce every term and condition of the Assumed Contract.

3. On the Closing Date and upon the Debtors' payment of the relevant Cure Costs, if any, (i) the Assumed Contracts will remain in full force and effect, (ii) no default shall exist under the Assumed Contracts nor shall there exist any event or condition which, with the passage of time or giving of notice, or both, would constitute such a default, (iii) the Purchaser shall be deemed to be substituted for the Debtors as a party to the applicable Assumed Contracts, and (iv) the Debtors shall be relieved, pursuant to 11 U.S.C. § 365(k), from any further liability under the Assumed Contracts.

4. Pursuant to 11 U.S.C. §§ 105(a), 363 and 365, all Assumed Contract counterparties are forever barred and permanently enjoined from raising or asserting, prosecuting or otherwise pursuing such person's or entity's Interests against the Debtors or the Purchaser any assignment fee, default, breach or claim or pecuniary loss, or condition to assignment, arising under or related to the Assumed Contracts existing as of the Closing Date or arising by reason of the Closing.

H. <u>Cure Costs</u>

1. The Cure Costs are fixed in the amounts set forth on Exhibit "2" attached to the Exhibits to Sale Order and Findings of Fact and Conclusions of Law and, notwithstanding anything to the contrary contained in the Agreement, shall be paid directly by Purchaser to the contract counterparties pursuant to this Order on or before the Closing Date; <u>provided</u>, that nothing in this Order shall prohibit any party to an Assumed Contract from agreeing to accept payment of a Cure Cost in an amount less than that set forth on Exhibit "2" attached to the Exhibits to Sale Order and Findings of Fact and Conclusions of Law, in full satisfaction of such party's rights under 11 U.S.C. § 365.

2. Upon payment of the Cure Costs, all parties are forever barred, estopped, and permanently enjoined from (i) asserting against the Debtors or the Purchaser, or the property of either of them, any default existing as of Closing, or against the Purchaser, any

counterclaim, defense, setoff or any other Claim, lien or Interest asserted or assertable against the Debtor; and (ii) imposing or charging against Purchaser or its affiliates any accelerations, assignment fees, increases or any other fees as a result of the Debtors' assumption and assignment to Purchaser of the Assumed Contracts.

I. **No Stay of Order**. The stay imposed by Federal Rules of Bankruptcy Procedure 6004(h) and 6006(d) or any applicable provisions of the Local Rules is waived and this Order shall be effective and enforceable immediately upon entry and the Debtors and the Purchaser are authorized to close the sale immediately upon entry of this Order. Time is of the essence in closing the transaction reference herein, and the Debtors and the Purchaser intend to close the sale as soon as practicable. Any party objecting to this Order must exercise due diligence in filing an appeal and pursuing a stay, or risk its appeal being foreclosed as moot.

J. **No Bulk Sale**. No bulk sales law or any similar law of any state or other jurisdiction applies in any way to the sale.

K. **Failure to Specify Provisions**. The failure to specifically include any particular provision of the Agreement in this Order shall not diminish or impair the effectiveness of such provisions, it being the intent of this Court that the Agreement and the other agreements contemplated thereby be authorized and approved in its entirety. Likewise, all of the provisions of this Order are nonseverable and mutually dependent.

L. **Retention of Jurisdiction**. So long as the Debtors' bankruptcy cases remain open, this Court shall retain jurisdiction to, among other things, interpret, implement, and enforce the terms and provisions of this Order and the Agreement, all amendments thereto and any waivers and consents thereunder and each of the agreements executed in connection therewith to which the Debtors are parties or that has been assigned by the Debtors to the Purchaser, and to adjudicate, if necessary, any and all disputes, controversies or claims concerning or relating in any way to the sale, including, but not limited to, retaining jurisdiction to (i) compel delivery of the Assets to the Purchaser; (ii) interpret, implement and enforce the provisions of this Order; (iii) resolve disputes concerning the Agreement, (iv) protect the Debtors and Purchaser against any Released Liens,

Claims or Interests, and (v) enter any orders under 11 U.S.C. §§ 363 or 365 with respect to the Assumed Contracts.

M. **Order Controls**. To the extent that this Order is inconsistent with any prior order or pleading with respect to the Motion in these cases, the terms of this Order shall govern. This Order shall govern if there is any inconsistency between the Agreement (including all ancillary documents executed in connection therewith) and this Order. All of the provisions of this Order are non-severable and mutually dependent.

N. **Subsequent Plan Provisions**. Nothing contained in any plan of reorganization or liquidation, or order of any type or kind entered in (i) the Debtors' chapter 11 bankruptcy cases, (ii) any subsequent chapter 7 cases into which this chapter 11 cases may be converted, or (iii)any related proceeding subsequent to entry of this Order, shall conflict with or derogate from the provisions of the Agreement or the terms of this Order.

O. **Preservation of Certain Records**. Subject to further order of this Court, the Debtors and Purchaser are hereby ordered (and shall cause their affiliates) to take appropriate measures to maintain and preserve all records held by each relating to the Assets for a period of four (4) years after the Closing Date or such other period as may be required by applicable law.

P. **Non-Material Modifications**. The Agreement and any related agreements, documents or instruments may be modified, amended or supplemented by the parties thereto, in a writing signed by such parties, and in accordance with the terms and conditions of the Agreement, without further order of this Court; provided that any such modification, amendment or supplement does not have a material adverse effect on the Debtors or their bankruptcy estates.

Q. **Compliance with Sale Procedures Order**. The procedures set forth in the Motion and the Sale Procedures Motion whereby the Debtors may solicit, evaluate, and accept or reject overbids are approved in their entirety and are deemed to have been complied with in all respects relating to this transaction.

R. **Time Periods** All time periods set forth in this Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

S. **Waiver of Lodging Period**. Any requirements for lodging periods imposed by Local Bankruptcy Rule 9021-1 and any other applicable bankruptcy rules are waived.

T. **Execution of Additional Documents**. The Purchaser shall execute whatever documents are reasonably requested or required by Purchaser and any other parity to effectuate the terms, conditions, and obligations of this Order.

U. **Reservation of Rights Regarding Certain Disputes**. PFG, the Debtors, all creditors and the Committee reserve any and all of their respective rights with respect to the following:

1. the Daewoo Shipbuilding & Marine Engineering ("DSME") escrow funds, including the validity, priority or extent of PFG's security interest, if any, in any such DSME escrow funds;

2. the existence and/or classification of PFG's claims against the Debtors' estates, if any; and

3. any receivables that may become Excluded Assets or may be returned to the Debtors' estates by the Purchaser;

provided, however, to the extent that there is any recovery by the estate of CTC Cable with respect to assets other than those identified above in this Paragraph U, on which PFG asserts a security interest, such recovery shall be shared among PFG and CTC Cable's estate, after satisfaction of any administrative expenses due and owing which are not repaid from the proceeds of the Closing Payment (the "Net CTC Cable Recovery"), as follows: 1/3 of the Net CTC Cable Recovery shall be paid to the CTC Cable estate (and PFG hereby waives any and all rights to any portion of such 1/3), and (b) 2/3 of such recovery shall be paid to PFG.

V. **Modifications to the Secured Creditor Agreement**. The Secured Creditor Agreement is hereby modified as follows:

1. If and to the extent that PFG obtains any recovery from the Debtors' estates or otherwise (such recovery net of reasonable fees and costs of collection, an "Additional PFG Recovery" or "Additional PFG Recoveries"), the Debtors' estates shall be automatically subrogated to: (i) all of PFG's rights and remedies under the Secured

Creditor Agreement in the amount of such Additional PFG Recoveries and (ii) all of PFG's obligations under Paragraphs 2.2 and 8.1 of the Secured Creditor Agreement, as then applicable; and Purchaser shall be obligated to the Debtors' estates under the terms of the Secured Creditor Agreement and this Order; provided, however, that, subject to the terms of this Order, until such time as PFG shall have obtained any Additional PFG Recoveries giving rise to the subrogation set forth above: (a) PFG shall have the sole right to enforce its rights and remedies under the Secured Creditor Agreement and to take such other actions as may be required or permitted hereby (including but not limited to its obligations under Section 2.2 of the Secured Creditor Agreement and its rights under Section 6.2 of the Secured Creditor Agreement); and (b) Purchaser may rely upon PFG's sole authority; provided further, however, that (x) PFG, the Debtors and the Committee agree to promptly negotiate in good faith the terms of an intercreditor agreement to govern their respective rights under the Secured Creditor Agreement; which intercreditor agreement will be subject to the jurisdiction of this Court; and (y) if the such parties are unable to reach consensual agreement regarding the terms of such intercreditor agreement, they shall be entitled to have such dispute resolved by this Court on an expedited basis.

2. Any payments required to be made by Purchaser to PFG and the Debtors' estates under the Secured Creditor Agreement and this Order shall be on a pro-rata basis based on the amount then due and owing to each of PFG and the Debtors' estates; and

3. The terms under which the Secured Creditor Agreement and obligations of Purchaser thereunder may be modified or amended, shall be subject to the terms of any intercreditor agreement entered into pursuant to Paragraph V.1 of this Order.

4. PFG shall have no obligation to pursue any Additional PFG Recovery and all of PFG's rights and remedies regarding any Additional PFG Recovery that are held solely by PFG independent of any interest of the Debtors' estates (the "PFG Independent Claims") shall be pursued or settled in PFG's sole discretion, and PFG shall have no liability to the Debtors' estates for any decision or actions taken by PFG with respect to the

pursuit (or non-pursuit), method of pursuit, or settlement of any such PFG Independent Claims.

W. Additional Matters Regarding PFG's Claims.

1. Under no circumstance shall PFG be authorized to compromise any amounts due and owing to the Debtors' estates under the Secured Creditor Agreement and this Order, subject to the terms of any intercreditor agreement entered into pursuant to Paragraph V.1 of this Order;

2. In the event that PFG accepts less than full payment from Purchaser infull satisfaction of Purchaser's obligations to PFG under the Secured Creditor Agreement, all remaining claims of PFG against the Debtors' estates, if any, shall be subordinated to the payment in full of all unsecured creditors of the Debtors' estates; subject to the terms of any intercreditor agreement entered into pursuant to Paragraph V.1 of this Order; and

3. If and to the extent that PFG obtains any Additional PFG Recovery from the Debtors' estates or otherwise, upon receipt of any such Additional PFG Recovery or upon request, PFG shall promptly provide written notice of such recovery to the Debtors and the Committee, or their successors, as applicable.

X. Liens Granted By Purchaser. For avoidance of doubt and notwithstanding anything to the contrary in this Order or the Findings, the sale of the Assets to Purchasers pursuant to the Agreement shall not be free and clear of (i) the liens of PFG in the Assets securing the obligations that are assumed by the Purchaser pursuant to the Secured Creditor Agreement and the liens granted by Purchaser to PFG pursuant to the Secured Creditor Agreement, which liens shall transfer with the Assets; and (ii) the liens granted by Purchaser to the Debtors' estates pursuant to the Secured Creditor Agreement and Paragraph X of the Order; and the rights and remedies of PFG and the Debtors' estates' with respect to such liens are fully preserved.

Y. Assumption of Employee Liabilities By Purchaser. Pursuant to Section 6.7 of the Agreement, Purchaser shall assume:

1. All unpaid wages and unused vacation time and paid time off, in each case accrued by the Seller Transferred Employees prior to the Closing Date, as provided under

the Debtors' applicable vacation and paid time off policies in respect of each of the Seller Transferred Employees; and

2. For those Seller Employees who do not become Seller Transferred Employees, the obligations of the Debtors with respect to payment of all wages, unused vacation time, and paid time off for (a) services rendered from the respective Petition Dates through the Closing Date, and (b) amounts entitled to priority treatment under Section 507(a)(4) of the Bankruptcy Code.

Z. **<u>Payment of Post-Petition Accrued But Unpaid Trade Claims</u>**. Purchaser shall negotiate in good faith the payment of the balance of post-petition debt owing by the Debtors' estates to trade creditors, but shall have no obligation to assume such post-petition debt unless Purchaser is able to reach a mutually agreeable resolution of the amount and terms of such debt with such respective post-petition trade creditors, in which case such debt will be assumed by Purchaser in accordance with such terms and amount.

IT IS SO ORDERED.

DATED: August 11, 2011

[signature]

United States Bankruptcy Judge

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SUBMITTED BY:

WINTHROP COUCHOT
PROFESSIONAL CORPORATION

By: /s/ Garrick A. Hollander
Paul J. Couchot/Garrick A. Hollander
General Insolvency Counsel for Debtors and Debtors in Possession

APPROVED AS TO FORM AND CONTENT:

STEPTOE & JOHNSON LLP

By: /s/ Katherine C. Piper
Robbin L. Itkin/Katherine C. Piper
Counsel for Official Committee of Unsecured Creditors for CTC Cable Corporation

LEVY, SMALL & LALLAS

By: /s/ Leo D. Plotkin
Leo D. Plotkin
Counsel for Partners for Growth II, LLC

DEWEY & LeBOUEF LLP

By: /s/ Alek Strygin
James O. Johnston/Alek Strygin
Counsel for Purchaser, CTC Acquisition Corp.